CYOP SYSTEMS ANNOUNCES RESIGNATION AND APPOINTMENT OF NEW MANAGEMENT

Beverly Hills, September 28, 2005 /BusinessWire/ -- CYOP Systems International Inc. (NASD OTCBB: CYOS.OB), a leading provider of online gaming software and operator of games portals, announces the resignation of Patrick Smyth as President and Director and Norman Mackinnon as an independent director.

The Company is also pleased to announce that Mr. Scott Carley is joining the Company as President.

Mr. Patrick Smyth will be stepping down as President and Director of the Company, and Mr. Norman McKinnon will be resigning from the Board of Directors. The changes are immediate and reflect a growing need by both individuals to focus all of their time and energy to their growing commitments at Gaming Transactions Inc. (GGTS.PK).

Messer’s Smyth and Mackinnon have been involved with CYOP Systems International Inc., since 2001 and both have contributed their respective expertises to the Company’s operations.

Mitch White, CEO of CYOP said, “Messer’s Smyth and MacKinnon have served the Company with exemplarily loyalty. While we are we disappointed to see both Mr. Smyth and Mr. Mackinnon move on, it is in the best interests of the Company as CYOP holds 25 million shares of Gaming Transactions Inc. With their full time attention, I am confident in their abilities to build a strong revenue base at Gaming Transactions Inc.”

With more than 10 years of Internet technology and software experience, Mr. Carley has held executive positions in the online media and gaming industries, including President of SportsBookVIP.com and GamblingVIP.com. And at World Gaming PLC, he was responsible for International Business Development, which included direct sales to new software licensees. Mr. Carley was most recently the Chief Operations Officer for Kouei International Inc., where he oversaw the expansion of their products into the international arena.

“Mr. Scott Carley provides us with a wealth of knowledge in the online gaming industry and in forming strategic partnerships,” commented Mitch White. “He is an exceptional sales executive and I am confident in his knowledge and leadership, which will propel the Company forward with success.”

About CYOP

CYOP is a provider of multimedia transactional technology solutions and services for the entertainment industry and a developer of online skill games, poker, and bingo. The Company's range of products and services include financial transaction platforms for online video games, licensed online gaming software, gaming websites, poker portals and integrated e-commerce transaction technology for on-line merchants.

CYOP's central games portal, www.SkillArcade.com, features virtual games where people play popular skill games against other players and compete in tournaments to win real money prizes. CYOP's Software, operated by its wholly owned subsidiary Red Felt Software Ltd. (UK), may be viewed at www.RedFelt.com, its poker site at www.TenSeatPoker.com and its Chinese site at www.CrediPlay.cn.

For more information please visit www.cyopsystems.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act of 1934 and the provisions of the Private Securities Litigation Reform Act of 1995 and is subject to safe harbor created by these sections. Actual results may differ materially due to a number of risks, including, but not limited to, technological and operational challenges, needs for additional capital, risks associated with market acceptance and technological changes, risks associated with dependence on software providers, and risks associated with competition.

SOURCE: CYOP SYSTEMS INTERNATIONAL INC.

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For Further Information:

Scott Carley – Phone: 310.691.2585 ir@cyop.org